Exhibit 10.2

ALKERMES, INC LETTERHEAD

February 10, 2012

Mark P. Stejbach

4260 Erica Drive
Doylestown, PA  18902

Dear Mark:

I am pleased to offer you the position of Senior Vice President and Chief Commercial Officer, Alkermes, Inc., reporting to Shane Cooke.

1.               Effective Date:  The effective date of your full-time employment with the Company will be February 28, 2012.

2.               Compensation:  Your compensation is subject to approval by the Compensation Committee (the “Compensation Committee”) of the Board of Directors of Alkermes plc (“Parent Company”) and this paragraph is conditioned upon its approval of the following terms. You will be eligible for the following base salary and target performance pay. Your base compensation will initially be $350,000 per annum.  You will be paid biweekly in accordance with the Company’s payroll procedures.  You will be eligible to participate in the Parent Company reporting officer performance pay plan for fiscal year 2013.  Your performance pay range under that plan will be 0 to 100% of your base compensation and your target performance pay will be 50% of your base compensation at the time of determination of performance pay under the plan.  Your actual performance pay will be based on individual and Parent Company performance.  You will be eligible for a base salary review in October 2012 as part of the merit review process for reporting officers.

3.               Benefits:  You and your dependents will be eligible for the Company’s standard medical, dental, vision and disability income benefits, life insurance equal to two times your annual salary, subject to applicable caps, and supplemental life insurance benefits.  You will also be able to participate in the Company cafeteria plan for medical and/or dependent care expenses at the start of your employment.  You will be able to participate in the Company’s 401(k) plan on your date of hire. The Company will match you dollar for dollar on the first 1% of your eligible compensation and $0.50 on the dollar on the next 5% of your eligible compensation, for a total match of 3.5% of your eligible compensation, subject to applicable caps.  Vacation accrual will be at the rate of 160 hours (4 weeks) per year.  Standard paid holidays will be observed.  After six (6) months of employment you will be eligible to participate in our tuition reimbursement plan.  The Company reserves the right to modify its employee benefits programs from time-to-time.

4.               Equity Participation, Vesting of Stock:  Subject to the approval of the Compensation Committee, you will be granted a ten (10) year stock option exercisable for 100,000 shares of

Parent Company common stock.  The Compensation Committee generally meets once per month to approve grants for employees who began employment at the Company during the previous month. The price of the option will be the closing price of the stock on the date of grant.  This option grant will vest ratably over four (4) years on the anniversary of your stock option grant date, provided that you remain employed by the Company. You will receive a stock option grant certificate(s) after the date of grant which will include the grant price and vesting schedule.  In the event of termination of your employment for any reason, vesting shall cease.  We will provide you with a copy of the Parent Company’s Stock Option and Incentive Plan for complete details.

5.               Employment Period:  Your employment with the Company will be at-will, meaning that you will not be obligated to remain employed by the Company for any specified period of time; likewise, the Company will not be obligated to continue your employment for any specific period and may terminate your employment at any time, with or without cause. Your employment agreement will contain standard severance terms applicable to certain executives of the Company, including that you will receive 12 months’ severance if you are terminated by the Company without cause or if you terminate your employment with the Company under certain other conditions, which will increase to 18 months’ severance if such termination occurs within two years of a change in control of Parent Company.

6.               Employment Eligibility Verification:  Please note that all persons in the United States are required to complete an Employment Eligibility Verification Form on the first day of employment and submit an original document or documents that establish identity and employment eligibility within three (3) business days of employment.  For your convenience, we are enclosing Form I-9 for your review.  You will need to complete Section 1 and present original document(s) of your choice as listed on the reverse side of the form once you begin work.

The Company participates in the E-Verify program. E-Verify is a Social Security Administration/Department of Homeland Security program which allows employers to electronically verify each new employee’s work authorization using information provided on Form I-9.   The verification process will occur within three (3) business days of employment.  If you would like further information regarding E-Verify, please contact the Company Human Resources department.

8.               Proprietary Information, No Conflicts:  You agree to execute the Company’s standard Employee Agreement with Respect to Inventions and Proprietary Information and to be bound by all of the provisions thereof.  A copy is enclosed with this letter.  You hereby represent that you are not presently bound by any employment agreement, confidential or proprietary information agreement or similar agreement with any current or previous employer that would impose any restriction on your acceptance of this offer or that would interfere with your ability to fulfill the responsibilities of your position with the Company.

Mark, all of us here at Alkermes are very enthusiastic about the prospect of you joining the Company and have the highest expectation of your future contributions.

Please indicate your acceptance of the foregoing by signing one of the duplicate originals of this letter and returning it to me as indicated below no later than one week from the date of this letter.  After that date, the offer will lapse.

Please return this entire letter, with your signature, by fax to my attention at (781) 890-0486 with the original to follow by mail addressed to me at the above address and marked confidential.  Due to the confidentiality of this document please do not fax it back using any other number.  The other duplicate original is for your records.

Yours truly,

/s/ Madeline Coffin

Madeline Coffin
Vice President, Human Resources
ALKERMES, INC.

The foregoing is signed and accepted as of the date first above written by:

/s/ Mark P. Stejbach	2/15/12
Mark P. Stejbach	Date